Exhibit 4.1

LIQUIDATION TRUST AGREEMENT

Entered into as of December 8, 2004

by and among

CONSOLIDATED FREIGHTWAYS CORPORATION OF DELAWARE,

CONSOLIDATED FREIGHTWAYS CORPORATION,

REDWOOD SYSTEMS, INC., LELAND JAMES SERVICE CORPORATION,

CF AIRFREIGHT CORPORATION AND CF MOVESU.COM INCORPORATED

(COLLECTIVELY, THE “DEBTORS”),

THE OFFICIAL COMMITTEE OF CREDITORS HOLDING UNSECURED CLAIMS,

IN ITS CAPACITY AS REPRESENTATIVE OF THE HOLDERS OF ALLOWED

CLASS 4 CLAIMS AGAINST THE DEBTORS (THE “COMMITTEE”),

THE OVERSIGHT COMMITTEE (AS DEFINED HEREIN),

K. MORGAN ENTERPRISES, INC. (THE “TRUSTEE”)

AND KERRY K. MORGAN

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	e.	Compliance with Tax Laws.	20
	f.	No Court Approval Required for Actions.	20
5.	THE OVERSIGHT COMMITTEE.		20
	a.	Oversight Committee Procedures.	20
	b.	Oversight Committee as Representative of Creditors.	20
	c.	Retention of Professionals by the Oversight Committee.	21
	d.	Oversight Committee Compensation and Liability.	21
	e.	Oversight Committee Reliance on Professionals.	21
	f.	Removal of Members of the Oversight Committee for Cause.	21
	g.	Appointment of Successor Members of the Oversight Committee.	21
	h.	Oversight Committee Members and their Institutions.	21
	i.	Duty of Oversight Committee.	22
	j.	Dissolution of Oversight Committee.	22
	k.	Oversight Committee Bylaws.	22
6.	PROTECTIONS AFFORDED TO THE TRUSTEE AND OVERSIGHT COMMITTEE.		22
	a.	Limitation on Liability.	22
	b.	Reliance.	23
7.	LIMITATIONS ON TRANSFER OF TRUST BENEFICIAL INTERESTS.		23
8.	CERTAIN TAX MATTERS		23
	a.	Liquidating Trust.	23
	b.	Trust Earnings.	23
	c.	Tax Returns.	24
	d.	Valuation of Trust Property.	24
9.	MISCELLANEOUS.		24
	a.	Court Jurisdiction.	24
	b.	Final Distribution Date and Termination.	24
	c.	Successors and Assigns.	25
	d.	No Third Party Beneficiaries.	25
	e.	Modification.	25
	f.	Other Documents and Actions.	25
	g.	Principal Office of the Trust.	25
	h.	Address for Notices.	26
	i.	Severability.	28
	j.	Waiver.	28
	k.	Conflict with the Plan or Confirmation Order.	28
	l.	Entire Agreement.	28
	m.	Governing Law.	28

ii

LIQUIDATION TRUST AGREEMENT

This Liquidation Trust Agreement (this “Trust Agreement”) is made and entered into as of December 8, 2004, by and among Consolidated Freightways Corporation of Delaware (“CFCD”), Consolidated Freightways Corporation (“CFC”), Redwood Systems, Inc., Leland James Service Corporation, CF Airfreight Corporation and CF MovesU.com Incorporated (collectively, the “Debtors”), the Official Committee of Creditors Holding Unsecured Claims, in its capacity as representative of the holders of Allowed Class 4 Claims against the Debtors, (the “Committee”), the Oversight Committee (as defined herein), K. Morgan Enterprises, Inc., an Oregon corporation, (the ”Trustee”), and Kerry K. Morgan.

I. RECITALS

A. Each of the Debtors was one of the debtors in the Cases. On November 22, 2004, the Court entered its Order confirming the Debtors’ Consolidated Plan of Liquidation Dated July 1, 2004 (as Amended) (including, without limitation, the Appendix and all exhibits, supplements, appendices, and schedules thereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with its terms, the “Plan”). A copy of this Trust Agreement, in substantially final form, was attached as an exhibit to the Disclosure Statement accompanying the Plan.

B. The Plan provides for the creation of the Trust pursuant to the Plan and this Trust Agreement.

C. Concurrently with the effectiveness of this Trust Agreement, the Effective Date under the Plan has occurred, the Plan has become effective, and the Debtors have been conclusively deemed to have conveyed the Trust Property to the Trust. The Trustee will cause the Debtors to be dissolved pursuant to Plan section 6.111. For all United States federal income tax purposes, the transfer of the Trust Property by the Debtors to the Trust shall be treated by the Debtors, the Trust and the Trust Beneficiaries as a transfer of the Trust Property by the Debtors to the Trust Beneficiaries, followed by a transfer of the Trust Property by such Trust Beneficiaries to the Trust, as provided in Plan section 7.13. The Trust Beneficiaries shall be treated as the grantors and deemed owners of the Trust for United States federal income tax purposes

D. Pursuant to the Plan and the Confirmation Order, the Court has approved K. Morgan Enterprises, Inc. to serve as the Trustee of the Trust.

E. Also pursuant to the Plan and the Confirmation Order, the Oversight Committee has been designated, and consists of: Central States, Southeast and Southwest Areas Pension Fund; New York State Teamsters Conference Pension and Retirement Fund & New York State Teamsters Council Health & Hospital Fund; Chicago Truck Drivers, Helpers and Warehouse Workers Union (Ind.) Pension Fund; International Brotherhood of Teamsters; and CNA Surety Corporation.

F. As set forth in Plan section 1.2.105, Trust Beneficial Interests may not be transferred, sold, assigned, hypothecated or pledged, except that they may be assigned or transferred by will, intestate succession, or operation of law.

[1]	In this Trust Agreement, the term “section” refers to a provision of this Trust Agreement. The term “Plan section” refers to a provision of the Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

II. AGREEMENT

1. DEFINITIONS.

a. Terms Defined in the Plan.

Unless otherwise specified herein, all capitalized terms used in this Trust Agreement without definition shall have the meanings assigned to them in the Plan, including, without limitation, the following:

Administrative Claim, Allowed, Allowed Class 4 Claims, Appendix, Assumed Executory Contracts, Avoidance Actions, Bankruptcy Code, Bankruptcy Rules, Canada Affiliates, Cases, Cash, Causes of Action, CF Bermuda, Claim, Class, Collateral, Confirmation Order, Consolidated Estate, Convenience Claim, Court, Disallowed, Disbursing Agent, Disclosure Statement, Disputed, Disputed Claim, Disputed Lien, Distribution, Effective Date, Face Amounts, File or Filed, Holder, Lien, Mexico Affiliates, Non-Debtor Affiliates, Order, Other Priority Claims, Person, Petition Date, Plan, Priority Claim, Priority Non-Tax Claim, Priority Tax Claim, Pro Rata, Professional Claim, Reserve for Disputed Claims, Secured Claim, Trust, Trust Beneficial Interests, Trust Beneficiaries, and Trust Property.

b. Terms Defined in the Trust Agreement

(1) The terms “CFC,” “CFCD,” the “Debtors,” the “Committee,” “Trust Agreement” and “Trustee” the meanings given to such terms in the preamble to this Trust Agreement.

(2) The following terms have the meanings set forth below.

“Appraised Value” means the appraised value of the relevant asset as of the Effective Date, as determined by the most recent appraisal of the asset obtained by the Debtors prior to the Effective Date.

“Consolidation Stipulation and Order” means the “Stipulation to Settle Consolidation Motion and Related Claims” and the Order approving said stipulation which was entered on April 27, 2004.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provisions of any succeeding law.

“Order re Trustee Agreement” means the “Order Authorizing Debtors to Enter into Pre-Confirmation Agreement with Prospective Trustee” as entered by the Court on March 12, 2004.

“Oversight Committee” means the committee consisting of the members identified in Recital E, or the successors to any such members who may be appointed pursuant to this Trust Agreement, to fulfill the obligations of the Oversight Committee under the Plan and this Trust Agreement.

“Oversight Committee Member Institution” means the institution of which any Oversight Committee member is an officer, employee or agent.

“Plan” shall have the meaning given to such term in Recital A above.

“Prior-Approval Actions” has the meaning given to such term in section 3.c of this Trust Agreement.

“Quarterly Budget” shall have the meaning given to such term in section 3.b(4), below.

“Term Sheet for Trustee Services” means the Term Sheet for Trustee Services attached hereto as Exhibit A.

“Treasury Regulations” means the regulations promulgated under the Internal Revenue Code.

“Trust Expenses” means all costs, expenses, and obligations incurred in connection with the administration of the Trust or in any manner incidental or related thereto, including, without limitation, those incurred by the Oversight Committee or the Disbursing Agent, if any, in the performance of their duties hereunder, provided such costs, expenses, or obligations are permitted pursuant to the terms hereof. Trust Expenses shall include, without limitation, (i) the costs, expenses and obligations related to the preservation and liquidation of any of the Trust Property, (ii) taxes, fees, levies, assessments, and other governmental charges incurred and payable by the Trustee with respect to the Trust or the Trust Property, (iii) fees, expenses, and other compensation of the Trustee, any Disbursing Agent, and professionals employed by the Trustee or the Oversight Committee pursuant to this Trust Agreement, and (iv) reimbursement of expenses incurred by members of the Oversight Committee, as provided in this Trust Agreement.

“Trust Notice Parties” means the Trustee, the Oversight Committee, the Office of the United States Trustee, and all Persons who serve requests for special notice on the Trust after the Effective Date.

2. CREATION OF THE TRUST.

a. Creation of Trust.

The Trust is hereby created. The name of the Trust shall be “The Trust for Certain Creditors of Consolidated Freightways Corporation and certain Affiliates,” provided the Trust may be referred to as “The CFC Trust”.

b. Purposes of Trust.

The purposes of the Trust created hereunder are to (i) liquidate, sell or otherwise dispose of the Trust Property, (ii) cause all proceeds of Trust Property to be deposited into the Trust in accordance with the Plan and this Trust Agreement, (iii) control, defend, prosecute, settle, and/or pursue the resolution or litigation of all claims, rights, Avoidance Actions and other Causes of Action included in the Trust Property, in each such case, in accordance with the Plan and this Trust Agreement, (iv) oversee and, where appropriate, directly initiate actions to resolve any remaining issues regarding the allowance and payment of Claims, including, as necessary, initiation and/or participation in proceedings before the Court, (v) make Distributions of Trust Property or Cash to Trust Beneficiaries, and (vi) take such actions permitted hereunder that are necessary or useful to maximize the value of the Trust including, without limitation, the borrowing of funds and the retention of employees. The parties to this Trust Agreement hereby agree that the Trust is being established for the sole purpose of liquidating the Trust Property as promptly as reasonably possible in accordance with Treasury Regulation § 301.7701-4(d) with no objective to continue or engage in the conduct of a trade or business. In furtherance of this objective, the Trustee, and any Disbursing Agent, will make timely Distributions and not unnecessarily prolong the term of the Trust, in accordance with the terms and conditions set forth herein.

c. Transfer of Assets to the Trust Free and Clear.

The transfer of the Trust Property to the Trust, shall be free and clear of all Liens and Disputed Liens of any kind in favor of any party, except for the Liens, if any, which are expressly preserved by the Plan or the Confirmation Order with respect to the Collateral subject to such Liens.

3. APPOINTMENT, DUTIES, AND POWERS OF THE TRUSTEE.

a. Appointment; General Powers and Authority of the Trustee.

K. Morgan Enterprises, Inc. hereby acknowledges its acceptance of its appointment as the Trustee, to serve pursuant to the terms of the Plan and this Trust Agreement, until such time as it resigns, is removed or discharged, or this Trust Agreement and the Trust terminate as hereinafter set forth. Kerry Morgan shall be personally responsible and legally obligated for the performance of all duties, obligations and responsibilities of K. Morgan Enterprises, Inc. hereunder.

The Trustee shall have power and authority to do and perform the following acts on behalf of the Trust, provided that all actions which the Trustee shall take or not take in accordance with his power and authority hereunder shall (i) comply with the terms of the Plan, the Confirmation Order and this Trust Agreement, (ii) be subject to the supervision and advice of the Oversight Committee, and (iii) require approval or disapproval of the Oversight Committee to the extent provided in this Trust Agreement. No action or failure to act by the Trustee shall require approval from the Court, the Oversight Committee or any other Person except as expressly set forth in section 3.c, which requires Oversight Committee approval of the actions defined therein as Prior-Approval Actions, or in other provisions of this Trust Agreement, including, without limitation, provisions pertaining to the Quarterly Budget, the Plan or the Confirmation Order.

The Trustee shall have the power and authority to:

(1) Use, acquire and dispose of Trust Property, and take any of the actions set forth in this Trust Agreement without the approval of the Court and free of the restrictions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules or the prior Orders of the Court, other than restrictions expressly imposed by the Plan, the Confirmation Order or this Trust Agreement.

(2) Operate the Trust Property to the extent consistent with the Trust’s purpose which is to be classified for U.S. federal income tax purposes as a “liquidating trust,” with the primary objective of liquidating the Trust Property and distributing the net proceeds thereof; the Trust shall not continue or engage in the conduct of a trade or business inconsistent with Treasury Regulation § 301.7701-4(d).

(3) Perfect and secure the Trust’s right, title and interest to the properties comprising the Trust Property.

(4) Reduce the Trust Property to its possession and hold the same.

(5) Manage and protect the Trust Property.

(6) Conduct the operations of the Trust in accordance with the terms of this Trust Agreement and the Plan in an efficient and effective manner, with the objective of minimizing Trust Expenses and maximizing recoveries for the Trust Beneficiaries.

(7) Negotiate, renegotiate, and enter into contracts and execute negotiable and non-negotiable obligations on behalf of the Trust in the ordinary course of the Trust’s financial affairs.

(8) (a) Determine when to sell Trust Property and on what terms, and sell or otherwise dispose of the Trust Property and all interests therein, convert such Trust Property and interests to Cash, and distribute the net proceeds in accordance with the Plan and this Trust Agreement, and, in connection with any sale of real estate, execute and deliver, without limitation, asset purchase or sale agreements, escrow instructions, grant deeds or quitclaim deeds, easements or conveyances of other rights or interests, and other documents, agreements or notices, and take all other actions necessary or desirable to consummate the sale, (b) Grant options to purchase all or any portion of the Trust Property, or any interest therein, for such consideration and on such terms as the Trustee deems appropriate, (c) Exchange and re-exchange all or any portion of the Trust Property for other property, and (d) Release, convey or assign any right, title or interest in or about the Trust Property, provided that the Trustee’s powers under this section 3.a.8 are subject to the Oversight’s Committee’s approval to the extent required in section 3.c.5.

(9) Establish demand, deposit and other bank or investment accounts in the name of the Trust, and deposit funds of the Trust into one or more of such accounts in the name of the Trust, draw checks on such accounts or otherwise withdraw such funds and disburse such funds to third parties entitled thereto.

(10) Pay, contest, compromise and discharge any Trust Expenses, provided, that expenditures by the Trustee are at all times subject to the limitations in the then-applicable Quarterly Budget and to the provisions of this Trust Agreement which supplement the provisions of the Quarterly Budget.

(11) Borrow, repay and reborrow funds, and grant any security interest, lien or encumbrance to secure the payment of any Trust Expenses or other obligation of the Trust provided that the Trustee’s powers under this section 3.a.11 are subject to the Oversight’s Committee’s approval under section 3.c.12.

(12) Purchase insurance to protect the Trust Property against such risks and in such amounts as the Trustee determines to be appropriate, and to protect the Trustee, the Oversight Committee and its members, from personal liability for any actions taken in the course of its and their activities on behalf of, or in connection with the administration of, the Trust and the Oversight Committee; provided however, that if the Trustee and the Oversight Committee disagree on the acquisition of insurance coverage for the protection of the Oversight Committee and its members, the Trustee shall purchase such insurance as is requested by the Oversight Committee and maintain such insurance in force pending resolution of such dispute.

(13) Appoint, remove, replace and act through agents, managers, and employees and confer upon them such power and authority, subject to all limitations and restrictions contained in this Trust Agreement, as the Trustee deems necessary or advisable; provided, however, K. Morgan Enterprises, Inc. and Kerry Morgan shall remain responsible for all duties and obligations of the Trustee hereunder.

(14) Employ and have such professionals, including, without limitation, attorneys and accountants, and such other agents, consultants and employees on behalf of the Trust as the Trustee shall deem necessary, provided, that the Trustee shall not incur professional fees in excess of the amount provided for in the Quarterly Budget, including permitted overruns, without the approval of the Oversight Committee.

(15) Except as expressly required by the Plan or the Confirmation Order, determine when Distributions should be made to the Trust Beneficiaries.

(16) Exercise any and all powers granted to the Trustee by any agreements or by common law or any statute which serves to increase the extent of the powers granted to the Trustee hereunder, subject, in each case, to approval of the Oversight Committee, to the extent required by this Trust Agreement.

(17) Take any action required or permitted to be taken by the Plan, the Confirmation Order or this Trust Agreement.

(18) Sue on behalf of the Trust and be sued in its capacity as Trustee, provided that all parties dealing with the Trust or the Trustee shall be conclusively deemed by this Trust Agreement to agree that the Court shall have the exclusive jurisdiction to hear any suit commenced after the Effective Date against the Trust, or against the Trustee acting in its capacity as trustee of the Trust, and such parties may only commence any such suit in the Court, provided, however, that the Court may abstain from hearing any such suit.

(19) Manage all litigation instituted by or against the Trust or the Trustee, and administer the Trust Expenses related thereto.

(20) Pursue claims and Causes of Action assigned to the Trust or the control of which is assumed by the Trust pursuant to the Plan, as the designated representative of the Consolidated Estate within the meaning of section 1123(b)(3)(B) of the Bankruptcy Code.

(21) Institute on behalf of the Trust all claims and Causes of Actions which could be brought by a trustee or debtor-in-possession under the Bankruptcy Code, and prosecute or defend all appeals on behalf of any of the Debtors, as representative of the Consolidated Estate.

(22) Make and File objections to any Claims or Administrative Claims Filed or asserted in the Cases.

(23) Except as expressly provided to the contrary in the Plan, the Disclosure Statement, or the Confirmation Order, contest the validity or enforceability of any Disputed Lien purporting to encumber any of the Trust Property.

(24) Settle, compromise or adjust, by arbitration or otherwise, any Claims or any disputes or controversies in favor of or against the Trust.

(25) Waive or release rights of any kind on behalf of the Trust, subject, in each case, to the approval of the Oversight Committee.

(26) Cause the Debtors, CF Bermuda and the Non-Debtor Affiliates to be dissolved for all purposes under applicable non-bankruptcy law, and, in connection therewith, take any necessary or appropriate actions on behalf of any of the Debtors, CF Bermuda, or any of the Non-Debtor Affiliates, including the filing or recording of any documents, the making of any applicable tax filings, the execution and filing or recording of such a certificate of dissolution for the dissolution of any of such entities, the payment of any fees, charges or other amounts necessary or appropriate, in the reasonable opinion of the Trustee, to dissolve all of the Debtors, CF Bermuda and the Non-Debtor Affiliates, provided, however, that each of the Debtors, CF Bermuda and the Non-Debtor Affiliates shall file, or the Trustee may file on behalf of such entities, with the official public office for keeping corporate records in its state, district or place of organization, a certificate of dissolution or equivalent document.

(27) Prepare Quarterly Budgets and provide other financial information to the Oversight Committee, as required by this Trust Agreement.

(28) Receive from the Trust compensation and reimbursement of all reasonable expenses incurred by the Trustee in discharging its duties hereunder, as set forth in this Trust Agreement and the Order re Trustee Agreement, provided that, (a) for the initial Trustee, to the extent such compensation is not authorized by the Order re Trustee Agreement, and (b) for any subsequent Trustee, the compensation, reimbursement of expenses and payment of other amounts to the Trustee shall be in such amounts as are agreed to between the Trustee and the Oversight Committee in connection with the approval of the applicable Quarterly Budget or otherwise. Compensation and reimbursement of reasonable expenses incurred by the Trustee as approved by the Order re Trustee Agreement shall be payable without further approval by the Oversight Committee.

(29) File all income, withholding and informational tax returns and forms for the Trust and for the Reserve for Disputed Claims as required by law, and pay all taxes required to be paid by the Trust or the Reserve for Disputed Claims.

(30) Serve as an officer and/or director of any of the Non-Debtor Affiliates and/or LLC Entities and cause such entities to undertake any actions necessary or desirable to further the objectives of this Agreement or the Plan, including, without limitation, realizing value for the Trust.

(31) In general, without in any manner limiting any of the foregoing, deal with the Trust Property, and all or any portion thereof, and the affairs of the Trust, in all ways as would be lawful for any person owning the same to deal therewith, whether similar to or different from the ways above specified, at any time or times hereafter, subject, in each case, to all restrictions and limitations contained in this Trust Agreement, including the approval of the Oversight Committee, to the extent required by section 3.c.

b. Duties of the Trustee.

Subject to the section 3.c, which requires Oversight Committee approval of any of the following actions which constitute Prior-Approval Actions, and the other provisions of this Trust Agreement and the Plan, the Trustee shall have the duty to perform the following acts on behalf of the Trust:

(1) Liquidation of Trust Property.

The Trustee shall sell or dispose of, and convert to Cash, the Trust Property, and distribute, or cause the Disbursing Agent, if any, to distribute, the Trust Beneficial Interests to the Trust Beneficiaries and to distribute all funds realized by the Trust strictly in accordance with the terms of the Plan, the Confirmation Order, and this Trust Agreement.

(2) Protection of Trust Property.

The Trustee shall manage and protect the Trust Property.

(3) Receipt and Distributions of Cash.

Cash received by the Trust shall be held in the Trust, or distributed to the Disbursing Agent, if any, by the Trustee strictly in compliance with the terms of the Plan, the Confirmation Order, and this Trust Agreement. After the satisfaction of, or creation of reserves reasonably determined by the Trustee to be adequate for, Secured Claims, Administrative Claims, Professional Claims, Priority Claims and Trust Expenses, as required by Plan section 9.2, the Trustee shall be obligated to make (a) a Distribution to the holders of Trust Beneficial Interests, as required by Plan sections 9.5, 9.6, 9.7 and 9.16, of all Cash held by the Trust in excess of amounts paid to or reserved for such Claim Holders and expenses, provided that the amount of Cash held by the Trust at any time and available for such Distribution is equal to one million dollars ($1,000,000) or more, and (b) an annual Distribution at any time required by Plan section 9.5.

(4) Approval of Quarterly Budgets.

(a) The Trustee shall present to the Oversight Committee a proposed quarterly budget at least thirty (30) days in advance of the beginning of each calendar quarter during the term of the Trust (each, a “Quarterly Budget”); provided, however, the initial Quarterly Budget shall cover the period from the Effective Date through and including March 31, 2005. Each Quarterly Budget shall estimate income and inflows to the Trust and Trust Expenses to be incurred for the succeeding calendar quarter and allocate such estimated Trust Expenses to categories which the Trustee shall reasonably create, including without limitation (i) Operating Expenses (including salaries, expenses, other overhead for employees and consultants employed by the Trust, rent, supplies, utilities, security and insurance), (ii) Trust Professional Expenses (legal and other professional fees and expenses to be incurred by the Trust), (iii) Oversight Committee Expenses (including legal and other professional fees and expenses to be incurred by the Oversight Committee and reimbursement of Oversight Committee member expenses), (iv) Taxes (taxes owed or to be owed by the Trust with respect to the activities of the Trust, including taxes on income), and (v) Other; and the total of all budgeted Trust Expenses for such calendar quarter.

(b) The Oversight Committee, within ten (10) business days of receipt of a proposed Quarterly Budget, may approve the proposed Quarterly Budget, or, in writing, object to, or request additional information with respect to, any individual categories of expenses set forth in such budget. If the Oversight Committee requests additional information or objects to any categories in the Quarterly Budget, the Trustee shall provide supplementary information to the Oversight Committee in support of the objected categories within ten (10) business days of the receipt of such request or objections. The Oversight Committee shall have ten (10) business days to respond to such additional information, by approving the Quarterly Budget as so supplemented, or to object further to the proposed budget. The Oversight Committee shall not unreasonably or arbitrarily withhold approval of any Quarterly Budget or any category of expenses set forth therein. The Quarterly Budget shall be deemed approved by the Oversight Committee if the Oversight Committee does not disapprove or deliver questions with respect to the budget during the ten-day period therefor as required in this section.

(c) In the event the Oversight Committee has not approved (or been deemed to approve) a Quarterly Budget in its entirety by the commencement of the calendar quarter to which the budget pertains, all categories of Trust Expense in the proposed budget which the Oversight Committee has not objected to or disapproved, shall become the approved Quarterly Budget for such items for the term of the budget, and the Trustee and Oversight Committee shall negotiate in good faith to resolve all remaining questions and objections, subject to the rights of the parties to seek Court review, pursuant to section 9.a hereof, for the non-approved categories of Trust Expense for which agreement has not been reached. In the event of a dispute with respect to any categories in the Quarterly Budget proposed for the period commencing on the Effective Date, the Trustee shall be authorized to expend funds in the ordinary course of the Trust’s affairs (i) in accordance with the proposed budget for the term of the budget for any categories which the Oversight Committee has approved or been deemed to approve, or (ii) which are essential to avoid damage to or destruction of trust property, or (iii) do not exceed 50% of the amount in the proposed Quarterly Budget for any non-approved category of expense pending resolution of the dispute with respect to such disputed categories by negotiation among the parties or by the Court. In the event of a dispute with respect to any proposed Quarterly Budget after the initial Quarterly Budget, the Trustee shall be authorized to expend funds in the ordinary course of the Trust’s affairs (iv) in accordance with the proposed budget for the term of the budget for any categories which the Oversight Committee has approved or been deemed to approve, or (v) which are essential to avoid damage to or destruction of trust property, or (vi) do not exceed 50% of the amount in the proposed Quarterly Budget for any non-approved category of expense pending resolution of the dispute with respect to such disputed categories by negotiation among the parties or by the Court. While a dispute is pending with respect to any categories of expenditures, the Trustee may carry over to subsequent calendar quarters any amounts of permitted expenditures in the applicable budget for a prior calendar quarter which are not expended in such prior quarter.

(5) Compliance with Quarterly Budgets.

The Trustee may not spend funds of the Trust nor incur debts or Trust Expenses for more than one hundred ten percent (110%) of the aggregate amount of Trust Expenses contained in such budget for any calendar quarter, without obtaining the prior written consent of the Oversight Committee to an amended Quarterly Budget for such period, except as otherwise provided in this section and section 3.b.(4), provided that the expenditure limitations in this section shall not apply to the Trust Expenses included in clause (iii) of section 3.b(4)(a) (Oversight Committee Expenses) to the extent such expenses exceed the amount budgeted for that category. The statement of income and inflows in any Quarterly Budget shall be the Trustee’s reasonable estimate and it shall not be a default under this Trust Agreement or otherwise constitute a breach by the Trustee if such estimate is not achieved during the period of the Quarterly Budget. Promptly after the Trustee determines in good faith that expenditures may exceed the amounts permitted under this Trust Agreement for any quarter, the Trustee shall notify the Oversight Committee and shall promptly deliver to the Oversight Committee a proposed amendment to the then applicable Quarterly Budget. Following receipt of such proposed amendment, the provisions of section 3.b(4)(b) and (c) shall apply with respect to such proposed amended Quarterly Budget, except that, the phrase “the commencement of the initial calendar quarter to which the budget pertains” shall mean “the date as of which the expenditures for such calendar quarter exceed the maximum amount of expenditures permitted for such quarter based upon the then-approved Quarterly Budget.”

(6) Trust Expenses.

The Trustee shall pay, in the ordinary course of the Trust’s affairs pursuant to the Quarterly Budget (plus permitted overruns), any Trust Expenses incurred in the ordinary course of the Trust’s affairs, including, without limitation, the reasonable fees and expenses of professional persons incurred by the Trust or the Oversight Committee, and any fees and expenses incurred in connection with the implementation of the Plan, subject to the limitations on expenditures contained in the Quarterly Budget and this Trust Agreement.

(7) Reserves.

(a) The Trustee shall create on the books of the Trust (or cause the Disbursing Agent, if any, to create) adequate reserves for the payment of Trust Expenses prior to making, or causing the Disbursing Agent to make any Distribution to the Trust Beneficiaries subject to the approval of the Oversight Committee pursuant to section 3.c.6. Subject to the provisions of the Plan and the Confirmation Order, the Trust shall pay Allowed Administrative Claims and Allowed Priority Claims in full in Cash as soon as practicable after the Effective Date, unless the party entitled to such payment agrees or shall have agreed to a different treatment of its Claims, provided that payment of an Allowed Administrative Claim or Allowed Priority Claim shall not be required to be made until such payment would have become due in the ordinary course of the Debtors’ businesses or under the terms governing such Claim in the absence of the Cases.

(b) The Trustee shall create or cause the Disbursing Agent, if any, to create, the Reserve for Disputed Claims in accordance with Plan section 9.8. The applicable Quarterly Budget shall include the establishment of the Reserve for Disputed Claims as required by Plan section 9.8 in connection with any proposed Distribution by the Trust for the benefit of the Trust Beneficiaries. The Trustee shall establish the Reserve for Disputed Claims and other reserves, as required by Plan section 9.2. Amounts necessary to satisfy the amount of any Distribution with respect to all Disputed Class 4 Claims shall be allocated by the Trustee (or the Disbursing Agent, if one is appointed) to the Reserve for Disputed Claims for the benefit of the Holders of such Disputed Claims, provided that the Trustee (and the Disbursing Agent) shall not be required to place Cash into a separate account or otherwise segregate funds from the assets of the Trust.

(8) Reports to Oversight Committee.

(a) Within thirty (30) days following the end of each calendar quarter, the Trustee shall provide each member of the Oversight Committee with a reconciliation of actual Trust Expenses paid or incurred during the preceding calendar quarter to the estimated Trust Expenses set forth in the Quarterly Budget for the previous quarter and, from time to time, such other financial information the Oversight Committee may reasonably request.

(b) The Trustee shall be available from time to time on reasonable notice to report to the Oversight Committee regarding the status of (i) the administration of this Trust, (ii) the collection and Distribution of the Trust Property, and (iii) the status of all Litigation. Upon reasonable request by the Oversight Committee, the Trustee shall promptly prepare, or cause to be prepared, such statistical data and written and oral reports as are reasonably necessary to keep the Oversight Committee or the Trust Beneficiaries, as the case may be, fully apprised of the condition and status of the Trust Property and any other activities of the Trust hereunder.

(9) Annual Reports to Trust Beneficiaries.

The Trustee shall provide to the Trust Beneficiaries, with a copy to the Oversight Committee, (a) within ninety (90) days of the end of each calendar year, an annual report containing (i) reasonable information regarding material transactions taken by the Trust and the results of the activities of the Trust for such calendar year, (ii) a statement of receipts and disbursements of the Trust during the year, (iii) unaudited financial statements for the Trust, (iv) the status of adjudication of objections to Claims, (v) a description of pending, settled and resolved litigation matters, and (vi) a description of the Distributions to Trust Beneficiaries, and (b) as and when due, such other information and reports as are required by law.

(10) Reports to Court.

The Trustee, on behalf of the Trust, shall File with the Court and serve on the Trust Notice Parties such reports as are required by the Plan, the Confirmation Order, or the Guidelines of the Office of the United States Trustee for the Central District of California to the extent such Guidelines are applicable to the Trust.

(11) Transfers of Trust Beneficial Interests.

The Trustee shall record transfers of Trust Beneficial Interests in the records of the Trust, provided that each such transfer shall be in strict compliance with the restrictions on transfer of Trust Beneficial Interests set forth in the definition of that term in Plan section 1.2.96, and the assignee of such Trust Beneficial Interest shall certify in writing the compliance with such restrictions on transfer to the Trustee’s satisfaction, in its sole discretion. The Trustee shall notify any holder of such a Trust Beneficial Interest if the Trustee determines that any requested transfer does not comply with the Trust Beneficial Interest Transfer Restrictions and such requested transfer may be rejected by the Trustee. In the case of a rejected transfer, the registered holder of the Trust Beneficial Interest shall remain the Holder of such interest for all purposes of the Trust, and the Trust and the Trustee shall have no duty to the purported transferee of such interest. The Court shall have the exclusive jurisdiction to review any decision of the Trustee with respect to the transfer of any Trust Beneficial Interest, unless the Court abstains from hearing any such dispute.

(12) Supervision of Disbursing Agent.

If a Disbursing Agent is employed on behalf of the Trust, the Trustee shall direct and supervise all activities of the Disbursing Agent with respect to the Plan and the Trust Property, and shall cause the Disbursing Agent to make the Distributions to the Trust Beneficiaries entitled thereto as and when the Plan requires. In the event that the Disbursing Agent resigns, is unable to continue to serve, or is removed, the Trustee shall appoint a successor Disbursing Agent with the consent of the Oversight Committee. The Trustee may change the terms of the employment of the Disbursing Agent, including compensation, with the consent of the Oversight Committee.

(13) Performance Under Assumed Executory Contracts.

The Trustee shall perform, or cause the Trust to perform, the Debtors’ obligations under Assumed Executory Contracts which have been assigned to the Trust.

(14) Investment of Cash.

The Trustee shall invest all Cash held by the Trust in demand, time deposit and depositary accounts (including certificates of deposit) held by banks, other savings institutions or securities institutions, and other liquid investments such as United States Treasury instruments.

(15) Register of Disputed Claims.

(16) The Trustee shall create and maintain a register of Disputed Claims. Such register shall include the Face Amounts for such Disputed Claims upon which to calculate the funds of the Trust to be allocated to the Reserve for Disputed Claims, and a record of all Distributions which have been withheld from the Holders of such Disputed Claims.

(17) No Duty to Provide Information re Reorganized Debtors.

The Trust and the Trustee shall have no duty or responsibility, either initially or on a continuing basis, to provide any Person with any credit or other information with respect to the Debtors other than to the Oversight Committee.

(18) Payment of U.S. Trustee Quarterly Fee.

The Trustee shall cause to be paid any and all fees due and payable pursuant to section 1930 of title 28 of the United States Code, including, without limitation, any U.S. Trustee quarterly fees incurred pursuant to section 1930(a)(6) of title 28 of the United States Code. As provided in Plan section 7.9, the Trust shall not be required to pay any fees to the United States Trustee based on any transfers of assets to or from the Trust.

(19) Records.

The Trustee shall maintain appropriate books and records of the activities and operations of the Trust, including records of receipts and Distributions from the Trust and to the Disbursing Agent and Trust Beneficiaries. The Oversight Committee shall be permitted access to and to copy such books and records upon reasonable request. In addition, the Trustee shall maintain all original documents concerning the Trust Property, including all documents received from the Debtors for use by the Trustee and the Oversight Committee.

(20) Compliance with Tax Laws.

The Trust shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and shall comply with all such requirements to the extent any Distributions under the Plan are subject to any such withholding and reporting requirements. The Trustee shall be responsible for filing all of the tax returns and other tax filings, as may be required by applicable law, for the Trust.

(21) Compliance with the Consolidation Stipulation and Order.

The Trustee shall comply with the Consolidation Stipulation and Order.

(22) Trust Beneficial Interests.

The Trustee shall, on an annual basis, certify to the Oversight Committee that the Trustee will not take any action to encourage any trading in the Trust Beneficial Interests or in any instruments tied to the value of the Trust Beneficial Interests.

c. Approval of Oversight Committee for Prior-Approval Actions.

The Trustee shall manage the Trust and the Trust Property in the Trustee’s reasonable business judgment, except as otherwise provided in the Plan, the Confirmation Order or this Trust Agreement, provided, the Trustee shall consult with the Oversight Committee in the ordinary course of the administration of the Trust regarding all actions which the Trustee or the Oversight Committee believes are material to the Trust and which the Trustee intends to take and not to take.

The Trustee is not authorized to take any of the following actions (“Prior-Approval Actions”) without the approval of the Oversight Committee:

(1) Appoint a Disbursing Agent, or appoint any successor Disbursing Agent following the death, disability or termination of a previously-appointed Disbursing Agent, provided it shall not be a Prior-Approval Action for the Trustee to terminate any Disbursing Agent if the Trustee certifies to the Oversight Committee that the Trustee is not satisfied, in the Trustee’s sole discretion, with the performance by the Disbursing Agent of its duties under this Trust Agreement.

(2) Adopt or amend a Quarterly Budget.

(3) Employ any professional, obtain particular services from any such professional or pay compensation or expense reimbursement to such professionals, to the extent the Oversight Committee has the right to object to such matters in section 3.a.14.

(4) Pay Trustee Expenses, including, without limitation, compensation or fees for professionals employed by the Trust, other than Trust Expenses which have been authorized pursuant to a Quarterly Budget under section 3.b(4) or are authorized pursuant to this Trust Agreement, including, without limitation, section 3.b(5) and this section 3.c(4); provided, however, it shall not be a Prior-Approval Action for the Trustee to incur or pay Trust Expenses in any calendar month in an amount not in excess of $10,000, whether or not they are included in an approved Quarterly Budget, or are in excess of the amounts otherwise approved pursuant to this Trust Agreement.

(5) Sell any Trust Property consisting of a parcel of real property for an aggregate sale price of less than eighty percent (80%) of its Appraised Value for parcels with an Appraised Value of $1,000,000 or less, and ninety percent (90%) of its Appraised Value for parcels with an Appraised Value in excess of $1,000,000, provided, that the Trustee may enter into a contract to sell any such Trust Property so long as the approval of the Oversight Committee is a condition to the obligation of the Trust to sell the property.

(6) Create reserves on the books of the Trust (or cause the Disbursing Agent, if any, to create reserves) for the payment of Trust Expenses, Allowed Administrative Claims or Allowed Priority Claims, provided that the Trustee shall be under no obligation to make any Distribution to Trust Beneficiaries until the reserves required by the Plan, the Confirmation Order or this Trust Agreement, as finally determined by the Oversight Committee, have been established. In the event of a dispute between the Oversight Committee on the one hand and the Trustee on the other concerning the amount of reserves: (a) the Trustee shall file a motion with the Bankruptcy Court to resolve such dispute within ten (10) business days of the Oversight Committee’s giving the Trustee written notice that it disagrees with any reserve amount and requesting that the Trustee file a motion to resolve such dispute; and (b) on the condition that the Trustee files the motion within the time period provided for herein, the Trustee shall be under no obligation to make any distribution from the disputed reserve amount until such time as the Bankruptcy Court has entered an order on said motion.

(7) Initiate litigation to recover on account of any claim or cause of action held by the Trust not pending on the Effective Date in which the Trustee reasonably estimates that the legal and other costs and expenses incurred in connection with such litigation will exceed $50,000, provided that the Trustee shall give notice to the Oversight Committee before it commences any litigation whether or not the Trustee believes such litigation requires Oversight Committee approval pursuant to this section, and provided further, this section shall not apply to the Filing of objections to Claims or Administrative Claims.

(8) Fail to initiate, or to prosecute in good faith, litigation to recover on account of any claim or cause of action held by the Trust which the Oversight Committee requests the Trustee to initiate, provided, that, if the Oversight Committee requests the Trustee to commence and prosecute litigation and the Trustee refuses to commence or prosecute such litigation, the Oversight Committee shall have the authority to initiate and prosecute such litigation without the necessity of obtaining Court approval.

(9) Settle any objection to any Disputed Claim where the portion of the Disputed Claim which is in dispute exceeds $50,000.

(10) Settle any litigation seeking to recover from any Person where the discount from the amount sought by the Trust exceeds $50,000, or any determination to defend or prosecute any litigation in lieu of settlement where the portion of the claim compromised exceeds $50,000.

(11) Fail to purchase insurance against such risks and in such amounts as the Oversight Committee determines to be appropriate, to protect the Trustee, the Oversight Committee and its members, from personal liability for any actions taken in the course of its and their activities on behalf of or in connection with the administration of the Trust and the Oversight Committee, provided that such insurance is available for a premium in a reasonable amount, and provided further, that in the event of a dispute between the Trustee and the Oversight Committee as to whether such insurance is available for a reasonable premium, the Court shall have jurisdiction to resolve the dispute as provided in section 9.a. and the Trustee shall purchase such insurance and maintain such insurance in effect pending resolution of such dispute.

(12) (a) Borrow, or repay and thereafter reborrow, funds or (b) grant any security interest, lien or encumbrance to secure any obligation of the Trust to pay or repay any obligation for borrowed funds; provided, however, that the Trustee shall be under no restriction to provide reasonable security deposits, not in excess of $20,000 in any single transaction, in the ordinary course of business operations.

(13) Spend funds of the Trust to pay any material expenses in connection with the dissolution of CF Bermuda or the Non-Debtor Affiliates in excess of (a) with respect to CF Bermuda, amounts approved by the Oversight Committee, or by the Court, and (b) with respect to the Mexico Affiliates, amounts approved by the Committee prior to the Effective Date, without the approval of the Oversight Committee, provided, that this prohibition shall not apply to indirect Trust Expenses incurred by the Trust or the Trustee in the administration of the dissolution of CF Bermuda and the Non-Debtor Affiliates.

(14) Retain or hire employees or consultants other than within the aggregate cost for such Persons which is set forth in an approved Quarterly Budget or is otherwise permitted pursuant to this Trust Agreement.

(15) Cancel, terminate, or modify or change in any material respect any insurance obtained in accordance with section 3.c.11 or settle any claim or dispute with any carrier of such insurance or agree to any settlement or resolution of any claim asserted against any person or entity covered by such insurance.

d. Limitations on Trustee’s Powers.

The Trust and the Trustee are not authorized to act with respect to any Prior-Approval Action or take or omit to take any other required action which, pursuant to the Plan, the

Confirmation Order or this Trust Agreement, requires the approval of the Oversight Committee, without such approval, unless the Court authorizes the Trustee to take, or omit to take, any action which constitutes a Prior-Approval Action on notice and opportunity for hearing to the Oversight Committee.

e. Other Limitations on Powers.

(1) All powers of the Trustee shall be exercised in accordance with the provisions of the Plan, the Confirmation Order, and this Trust Agreement, are subject to the approval of the Oversight Committee to the extent provided in the Plan, the Confirmation Order, and this Trust Agreement.

(2) The Trustee shall not at any time, on behalf of the Trust or the Trust Beneficiaries, enter into or engage in any trade or business, and no portion of the Trust Property or the Trust Property shall be used or disposed of by the Trustee in furtherance of any trade or business. The Trustee shall be restricted to the holding and collection of the Trust Property and the payment and distribution thereof for the purposes set forth in this Trust Agreement and to the conservation and protection of the Trust Property and the administration thereof in accordance with the provisions of this Trust Agreement. The prohibitions in this section shall not apply to the Trustee seeking governmental or other approvals to change the zoning or permitted use of any real property parcels included in the Trust Property, or to the entry into leases of such parcels of real property pending the Trustee’s decision to sell, or sale, of such parcels, provided, however, that the Trustee shall not be authorized to construct any improvements or infrastructure on any such parcel, including, by way of example, sewers, roads or utilities, but provided further, that repairs and maintenance of any improvements which were on such real property parcels at the time such parcels were conveyed to the Trust by the Debtors shall not constitute engaging in any trade or business in violation of the prohibitions in this section.

(3) Except as provided in the Plan, the Confirmation Order, or this Trust Agreement, in no event shall the Trustee cause or permit the Trust to receive transfers of (i) any publicly-traded equity securities, (ii) any readily-marketable assets, (iii) the operating assets of a going business, (iv) fifty percent (50%) or more of the unlisted equity securities of any single corporation or of any single entity which is treated as a corporation for federal income tax purposes, which holds operating assets, or (v) interests in any general or limited partnership, or any entity which is treated as a partnership for federal income tax purposes, which holds operating assets and conducts a business with such assets, provided that the Trust may receive (x) any such assets described in clauses (i) to (v) if the Trustee causes such assets to be disposed of as soon a reasonably practicable after receipt, and (y) any assets described in clauses (i) or (ii), to the extent this Trust Agreement permits Cash held by the Trustee to be invested in such assets. Except as otherwise provided in the Plan, the Confirmation Order, and this Trust Agreement, the Trustee shall not receive any other property, make any distribution, satisfy or discharge any Claims or Trust Expenses, or otherwise take any action which is inconsistent with a complete liquidation (as that term is used and interpreted by sections 336 and 331 of the Internal Revenue Code, Treasury Regulations promulgated thereunder, and rulings, decisions, and determinations of the Internal Revenue Service and courts of competent jurisdiction) of the Trust Property or any action which would jeopardize the status of the Trust as a “liquidating trust” for federal income tax purposes within the meaning of Treasury Regulation § 301.7701-4(d).

f. Prior-Approval Actions by a Disbursing Agent.

In the event a Disbursing Agent is employed by the Trust, the Trustee shall not permit or suffer the Disbursing Agent to take any Prior-Approval Action without the approval of the Oversight Committee with respect to such action as required by section 3.a hereof.

g. Representative of the Estate.

The Trustee shall be the “representative of the estate appointed for such purpose,” within the meaning of section 1123(b)(3)(B) of the Bankruptcy Code, as set forth in Plan section 7.4 (17). In connection with the settlement of any litigation within the scope of the Trustee’s authority under this Trust Agreement, the Trustee shall be empowered to waive all rights and benefits under section 1542 of the Civil Code of the State of California and any common law principles of similar effect.

h. Surrender of Instruments.

In connection with all Distributions, the Trustee may, or may direct the Disbursing Agent to, enforce the requirement in Plan section 9.13 that the holder of any Instrument surrender such Instrument to the Trustee as a condition to receiving any Distribution. Pursuant to Plan section 9.13, the Trustee may, in its reasonable discretion, waive the requirements of that section, with or without requiring a bond or an affidavit of lost Instrument and indemnity from the Holder.

i. Term of the Trustee’s Employment.

The initial term of the initial Trustee’s employment as trustee shall be the period beginning on the Effective Date and continuing until the last day of the twelfth calendar month beginning on or after the Effective Date. The Oversight Committee shall have the options to (a) extend the initial term for three (3) calendar month renewal periods and (b) employ the Trustee for an Hourly Term as set forth in the Term Sheet for Trustee’s Services. The term of employment for any subsequent Trustee shall be as agreed to between the subsequent Trustee and the Oversight Committee.

j. Compensation for Trustee.

The initial Trustee’s compensation and reimbursement of expenses shall be as set forth in the Term Sheet for Trustee Services, or such other amounts as may be agreed to by the Trustee and the Oversight Committee from time to time. The compensation, reimbursement of expenses and payment of other amounts for any subsequent Trustee shall be as agreed to between the subsequent Trustee and the Oversight Committee in connection with the approval of the applicable Quarterly Budget or otherwise. In either case, Court approval of such amounts shall not be required.

k. Resignation of Trustee.

The initial Trustee may resign at any time by giving not less than three (3) months prior written notice to the Oversight Committee and such resignation shall be effective upon the later of the date provided in such notice and three (3) months after the date such written notice is received by the Oversight Committee, whether or not a successor Trustee has, as of such date, accepted his, her or its appointment as successor Trustee, unless the Trustee agrees in its sole discretion to remain as Trustee beyond the expiration of such three month period. In the case of the resignation of the Trustee, a successor Trustee may be appointed by the Oversight Committee without the approval of the Court, and shall be appointed by the Oversight Committee as promptly as possible, by an instrument in writing, signed and acknowledged on behalf of the Oversight Committee and delivered to the resigning Trustee, whereupon such resigning Trustee shall convey, transfer, and set over to such successor Trustee by appropriate instrument or instruments all of the

Trust Property then not yet conveyed or otherwise undisposed of and all other assets then in the resigning Trustee’s possession and held in the Trust. Court approval shall not be required for the appointment of such a successor Trustee. The successor Trustee shall thereupon be vested with all the rights, privileges, powers, and duties of the Trustee. Each subsequent Trustee may resign and another may be appointed in its place in accordance with the terms of employment of any subsequent Trustee. Such subsequent Trustee shall be bound by this Trust Agreement to the same extent as the former Trustee except as otherwise expressly agreed between such subsequent Trustee and the Oversight Committee.

l. Removal and Replacement of Trustee.

(1) The Oversight Committee may remove the Trustee then acting under this Trust, with or without cause, and appoint a new Trustee in his, her or its stead, by providing written notice of such termination to the Trustee. The subsequent Trustee shall be vested with all the rights, privileges, powers, and duties of the Trustee herein named. In like manner, a new Trustee may be appointed from time to time in writing, addressed to the Trustee then acting.

(2) In the event of the death or disability (as defined in the Term Sheet for Trustee Services) of the initial Trustee, or removal of the initial Trustee with or without cause, a successor Trustee shall be selected by the Oversight Committee without the need for approval of the Court, and such successor Trustee shall be vested with all the rights, privileges, powers, and duties of its, his or her predecessor. The initial Trustee shall be entitled to the compensation provided in section 5.1 of the Term Sheet for Trust Services upon any such death, disability or removal. Any subsequent Trustee shall be entitled to such compensation upon removal without cause as has been agreed to between such subsequent Trustee and the Oversight Committee.

(3) The provisions of the Term Sheet for Trustee Services pertaining to the payment to the Trustee of a Retention Bonus, as provided for in section 5 thereof, and pertaining to Termination for Cause, as provided for in section 6 thereof, shall apply to and be incorporated herein concerning the Initial Trustee, except as follows: “Cause” shall include, in addition to the items enumerated in section 6.1 of the Term Sheet for Trustee Services, the following:

(a) Breach of fiduciary duty;

(b) The Trustee’s willful failure to comply with any Quarterly Budget, including permitted overruns, approved by the Oversight Committee or by the Court.

m. No Court Approval Required for Actions.

The Trust and the Trustee shall not be required to seek or obtain any approval from the Court for any actions the Trustee takes or does not take following the Effective Date except to the extent expressly required by the Plan, the Confirmation Order or this Trust Agreement, provided the actions taken or the omission to take such actions are in compliance with the provisions of the Plan, the Confirmation Order, and this Trust Agreement. The Trustee shall not be required to give any notice of any proposed actions or actions taken by the Trustee to any party, including the Oversight Committee or the Trust Notice Parties, except as provided in the Plan, the Confirmation Order, or this Trust Agreement. The Trustee’s conduct of the Trust and its receipt and disposition of the Trust Property shall not be subject to the restrictions created under the Bankruptcy Code or any Bankruptcy Rules, other than restrictions expressly imposed by the Plan, the Confirmation Order or this Trust Agreement.

n. Discretionary Acts.

With respect to any actions which the Trustee may take in accordance with the Plan or this Trust Agreement which are not Prior-Approval Actions, the Trustee may, at all times, act or refrain from acting with the approval of the Oversight Committee. With the approval of the Oversight Committee, the Trustee shall be absolutely entitled to take. or refrain from taking, any discretionary action or to withhold any discretionary approval, and shall have no liability whatsoever to any Person based on such conduct. Notwithstanding any other provision of this Trust Agreement, the Trustee has no authority to alter, amend or modify this Trust Agreement, except as is provided in paragraph 9.e, below.

o. Reliance on Advice of Legal Counsel and Other Advisors.

The Trustee shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by the Trustee for that purpose, and shall have no liability in connection with the taking or refraining to take any action in reliance upon such advice.

p. Limitations on Personal Liability.

The Trustee acting in its capacity as trustee of the Trust, and Kerry K. Morgan acting on behalf of the initial Trustee, shall not have any personal liability to the Trust or the Trust Beneficiaries for any act it or he may do or fail to do as Trustee hereunder or on behalf of the initial Trustee, unless such action or failure to act constituted fraud, willful misconduct, or gross negligence; provided however, the Trustee shall not have personal liability if the Trustee incurs or pays Trust Expenses in excess of the Quarterly Budget, including permitted overruns, approved by the Oversight Committee or by the Court. The Trustee, and Kerry K. Morgan acting on behalf of the initial Trustee, shall not be liable in any event for any claims, liabilities or damages based upon or arising out of any conduct of the Trustee or Kerry K. Morgan, in the course of its or his activities as trustee, unless such claims, liabilities or damages arise from its or his personal fraud willful misconduct, or gross negligence.

The Trustee, the Oversight Committee, and the members of the Oversight Committee shall not be liable for any indebtedness, liability or obligation incurred or entered into on behalf of the Trust, including, without limitation, indebtedness, liabilities or obligations under agreements, undertakings or commitments entered into executed on behalf of the Trust by the Trustee or by any person employed by the Trustee or the Trust, it being expressly understood that all such indebtedness, liabilities and obligations of, and claims against the Trust, shall be the sole responsibility of the Trust and shall be satisfied only from the Trust Property, or such portion thereof as shall, under the terms of any agreement, be stated to be liable therefor. No claim or cause of action may be asserted against the Trustee, the Oversight Committee, or any member of the Oversight Committee on account of any indebtedness, liability or obligation entered into on behalf of the Trust, whether by legal or equitable proceedings, or by virtue of any bankruptcy or non-bankruptcy statute, rule or regulation.

Any undertaking, contract or agreement entered into in writing by the Trust may, except as otherwise provided by the Plan or the Trust Agreement, expressly disclaim the personal liability of the Trustee and the members of the Oversight Committee.

q. Indemnity of Trustee.

The initial Trustee and Kerry K. Morgan shall be indemnified by the Trust to the extent set forth in section 10.2 of the Term Sheet for Trustee Services.

r. No Bond.

The Trustee and any successor Trustee shall not be required to post a fidelity bond to serve hereunder.

s. Method of Payment.

Any payment of Cash to be made pursuant to the Plan or this Trust Agreement shall be made in U.S. dollars, by a check drawn on a domestic bank or by wire transfer from a domestic bank, at the option of the Trustee, as provided in Plan section 9.10.

t. Indemnity of Oversight Committee and Members.

The Oversight Committee and each Member thereof shall be indemnified by the Trust, to the maximum extent permitted by law, and shall be defended and held harmless with respect to any claims, liabilities, obligations, demands or causes of action of any kind asserted against the Oversight Committee or any member thereof arising from, related to or in any way connected with the Trust, Trust Agreement, or any services performed by the Oversight Committee or individual Members in connection with the Trust Agreement, Plan or any decision made by them in connection therewith. Such indemnity shall include but not be limited to payment of all costs and expenses, including reasonable attorneys’ fees, incurred in defending any claim or cause of action (whether or not the subject of any court proceeding) and the payment of any settlement or judgment.

4. DISBURSING AGENT AND SUCCESSOR DISBURSING AGENT.

a. Duties of Disbursing Agent.

The Disbursing Agent, if one is appointed to serve under this Trust Agreement, may perform the obligations of the Trust under the Plan, the Confirmation Order, and this Trust Agreement with respect to all Distributions to Trust Beneficiaries, which include, without limitation, the Distribution of Trust Beneficial Interests and Distributions of Cash payments, and the creation and funding of the Reserve for Disputed Claims. The Disbursing Agent shall not be permitted to retain from funds received for Distributions or payment of Claims, funds to satisfy Trust Expenses the Disbursing Agent may incur in making any Distribution, including the compensation payable to the Disbursing Agent. The Trust shall pay to the Disbursing Agent amounts necessary to pay the compensation to which the Disbursing Agent is entitled and to reimburse, or make advances to, the Disbursing Agent for Trust Expenses incurred by the Disbursing Agent, which compensation and reimbursement or advances shall be payable by the Trustee to the Disbursing Agent pursuant to Quarterly Budgets.

b. Protection of Trust Property.

The Disbursing Agent shall manage and protect, at all times, the Cash and any other Trust Property which are in the Disbursing Agent’s possession.

c. Investment of Cash.

The Disbursing Agent shall invest all Cash held by the Disbursing Agent in a manner consistent with the investment guidelines applicable to the Trustee, as set forth in section 3.b(14).

d. Records.

The Disbursing Agent shall maintain appropriate books and records of its activities, including records of receipts and Distributions to the Disbursing Agent and Trust Beneficiaries. The Oversight Committee shall be permitted access to and to copy such books and records upon reasonable request. In addition, the Disbursing Agent shall maintain all original documents coming into its possession concerning the Trust Property.

e. Compliance with Tax Laws.

To the extent the Disbursing Agent has any duty with respect to taxes separately from the duties of the Trustee, the Disbursing Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority. To the extent the Trustee does not satisfy any such requirements, the Disbursing Agent shall (i) comply with all requirements to the extent any Distributions under the Plan are subject to any such withholding and reporting requirements, and (ii) file all of the tax returns required with respect to its Distributions and other tax filings as may be required by applicable law with respect to the Distributions and payments made by the Disbursing Agent.

f. No Court Approval Required for Actions.

The Disbursing Agent shall not be required to seek or obtain any approval from the Court for any actions taken by the Disbursing Agent following the Effective Date to the extent such actions are in compliance with the provisions of the Plan, the Confirmation Order, and this Trust Agreement, except to the extent expressly required by the Plan, the Confirmation Order, or this Trust Agreement. The Disbursing Agent shall not be required to give any notice of any proposed actions or actions taken by the Disbursing Agent to any party, including the Oversight Committee and the Trust Notice Parties, except as provided in the Plan, the Confirmation Order, or this Trust Agreement. The Disbursing Agent’s receipt and disposition of Trust Property shall not be subject to the restrictions created under the Bankruptcy Code, or any Bankruptcy Rules, other than restrictions expressly imposed by the Plan, the Confirmation Order, or this Trust Agreement.

5. THE OVERSIGHT COMMITTEE.

a. Oversight Committee Procedures.

A majority of the members of the Oversight Committee shall constitute a quorum for purposes of action by the Oversight Committee. Any regular or special meetings of the Oversight Committee shall be called by its Chair or counsel upon such notice and in such manner as they may deem advisable, provided that the Oversight Committee may adopt bylaws for the conduct of the affairs of the Oversight Committee. The Oversight Committee shall act by a decision made by a majority of its members in attendance at any meeting at which a quorum of the Oversight Committee is present or is represented at the meeting, except as to matters which are required, pursuant to this Trust Agreement or any bylaws adopted by the Oversight Committee, to be approved by a super-majority or the unanimous consent of the Oversight Committee.

b. Oversight Committee as Representative of Creditors.

The Oversight Committee shall consist of five members. The initial members of the Oversight Committee are identified in Recital E, above. The Oversight Committee shall constitute a representative of the Trust Beneficiaries for the purposes of, inter alia, monitoring the implementation of the Plan and this Trust Agreement and the Distributions to the Trust Beneficiaries, in accordance with the terms of the Plan, the Confirmation Order and this Trust Agreement.

c. Retention of Professionals by the Oversight Committee.

In accordance with Plan section 8.4, the Oversight Committee shall be entitled to employ legal counsel and such other professionals as may be necessary, in its reasonable discretion, at the expense of the Trust, to assist the Oversight Committee in the performance of its duties under this Trust Agreement. The Oversight Committee shall not be required to obtain approval of the Court as a condition to the employment of such professionals or the approval of the Trustee. The Oversight Committee shall provide notice of its proposed employment of professionals to the Trustee and the scope of services to be rendered and the Trustee shall have the right to object to any such employment or to the payment of compensation for services prior to such employment or upon the delivery of invoices to the Trust to pay such compensation only to the extent that the Trustee asserts that such employment or payment constitutes a material waste of Trust Property, provided that the Oversight Committee shall be authorized to employ such professional for the challenged services and the Trust shall pay the fees and expenses of such professional, as approved by the Oversight Committee, until the Trustee’s objections to such employment or compensation are resolved.

d. Oversight Committee Compensation and Liability.

In accordance with Plan section 8.3, the members of the Oversight Committee shall serve without any compensation. The Trust shall reimburse the members of the Oversight Committee for their reasonable expenses, including travel and lodging expenses, incurred in connection with the performance of their duties as members of the Oversight Committee. As set forth in Plan section 7.4(9), the Trust shall procure liability insurance on behalf of the Trustee and the Oversight Committee members as provided in sections 3.a(15) and 3.c(8) of this Trust Agreement.

e. Oversight Committee Reliance on Professionals.

The members of the Oversight Committee shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by the Oversight Committee, and shall have no personal liability for any actions taken in reliance upon such advice.

f. Removal of Members of the Oversight Committee for Cause.

A member of the Oversight Committee may be removed for cause, as determined by the unanimous vote of the other members of the Oversight Committee.

g. Appointment of Successor Members of the Oversight Committee.

In the event any member of the Oversight Committee resigns, is unable to continue to serve, or is removed by the Oversight Committee for cause as set forth in the preceding section, or is removed at the discretion of the applicable Oversight Committee Member Institution, the Oversight Committee Member Institution for such member may appoint a successor to the discontinuing member reasonably satisfactory to a majority of the remaining members of the Oversight Committee. In the event that the Oversight Committee Member Institution fails or refuses to appoint a successor member within a reasonable period after the resignation, incapacity, or removal of a member, then the remaining members of the Oversight Committee may unanimously appoint a successor member. Any disputes with respect to the appointment of a successor member of the Oversight Committee shall be resolved by the Court as set forth in section 9.a.

h. Oversight Committee Members and their Institutions.

Except to the extent expressly provided for herein, if any, this Trust Agreement shall not govern or otherwise dictate the terms of the agency relationship between the members of the Oversight Committee and their respective Oversight Committee Member Institutions, including, without limitation, under what circumstances, an Oversight Committee Member Institution can remove and replace its designated member and appoint a new one; provided, however, nothing in this section precludes the Oversight Committee from removing a member for cause, pursuant to section 5.f of this Trust Agreement.

i. Duty of Oversight Committee.

The Oversight Committee shall have no duty or responsibility to any party Person other than the holders of Trust Beneficial Interests.

j. Dissolution of Oversight Committee.

The Oversight Committee shall dissolve upon the later of completion of all Distributions required to be made to holders of Trust Beneficial Interests, and payment in full by the Trust of all Trust Expenses incurred by the Oversight Committee and all expense reimbursements owed by the Trust to any member of the Oversight Committee, to the extent such Trust Expenses and expense reimbursements are payable pursuant to the terms of this Trust Agreement.

k. Oversight Committee Bylaws.

The Oversight Committee shall have the power to make bylaws concerning its governance, Oversight Committee proceedings and any other matters relating to the operation of the Oversight Committee. To the extent that provisions of the Oversight Committee’s bylaws are inconsistent with the provisions of Section 5. hereof, the bylaws shall take priority so long as the bylaws are not inconsistent with the Plan, any Court Order or any substantive provisions of the Trust Agreement that do not involve the governance or operation of the Oversight Committee.

6. PROTECTIONS AFFORDED TO THE TRUSTEE AND OVERSIGHT COMMITTEE.

a. Limitation on Liability.

The Trustee and the Oversight Committee shall have no duties or responsibilities except those expressly set forth in this Trust Agreement, the Plan, or the Confirmation Order. Except as provided herein, by law, in the Plan, or by the Confirmation Order, no recourse shall be had, directly or indirectly, against the Trustee or Kerry K. Morgan personally, on behalf of the initial Trustee, or against the Oversight Committee or any member thereof, or any agent, attorney, or other advisor to the Trustee or Oversight Committee, by legal or equitable proceedings or by virtue of any statute or otherwise, or any deed of trust, mortgage, pledge, note, nor upon any promise, contract, instrument, undertaking, obligation, covenant, or agreement whatsoever executed by the Trustee under the Plan or by the Oversight Committee or by any person employed by the Trustee or the Oversight Committee, or by reason of the creation of any indebtedness by the Trustee under this Trust for any purpose authorized by this Trust Agreement, it being expressly understood and agreed that all such liabilities, covenants, and agreements of the Trustee or the Oversight Committee or any such employee, whether in writing or otherwise, under this Trust Agreement shall be enforceable only against and be satisfied only out of the Trust Property or such part thereof as shall under the terms of any such agreement be liable therefor or shall be evidence only of a right of payment out of the income and proceeds of the Trust Property, as the case may be; and every undertaking, contract, covenant, or agreement entered into in writing by the Trust shall, except as otherwise modified by the Plan or the Confirmation Order, expressly disclaim the personal liability of the Trustee and the members of the Oversight Committee, provided that nothing contained in this section shall excuse or release the Trustee, Kerry K. Morgan, or any member of the Oversight Committee from any liability they may have arising from its, his or her own fraud, willful misconduct or gross negligence. The Trustee, Kerry K. Morgan, and the members of the Oversight Committee shall not, however, be jointly liable for any liability of any one of them hereunder.

b. Reliance.

The Trustee and Oversight Committee members, respectively, shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype, or facsimile message, cablegram, order, or other document or telephone message signed, sent, or made by the proper Person, and, upon advice of counsel with respect to all legal matters pertaining to this Trust Agreement and its or their duties hereunder. At any time, upon presentation by a Trust Beneficiary of identification which satisfies the Trustee in its sole and absolute discretion that the Trust is holding funds for the Trust Beneficiary’s benefit, the Trustee shall release such funds to the Trust Beneficiary, without penalty and without interest.

7. LIMITATIONS ON TRANSFER OF TRUST BENEFICIAL INTERESTS.

As set forth in the definition of the term “Trust Beneficial Interests” in the Plan, Trust Beneficial Interests may not be transferred, sold, assigned, hypothecated or pledged by any holder except that they may be assigned or transferred by will, intestate succession or operation of law. The Trust and the Trustee shall not be required to recognize, and shall not recognize, any transfer of a Trust Beneficial Interest which is not established to the reasonable satisfaction of the Trustee as being in accordance with the restrictions on transfer set forth in this section.

8. CERTAIN TAX MATTERS

a. Liquidating Trust.

The Trustee acknowledges that it intends to administer the Trust so that it qualifies as a liquidating trust under Treasury Regulation § 301.7701-4(d) that will be a “grantor trust” under the United States federal income tax laws. The provisions of this Trust Agreement shall be interpreted in a manner which is consistent with such characterization as a liquidating trust. The Trust Beneficiaries will be treated for federal income tax purposes as the grantors of the Trust and the deemed owners of the Trust.

b. Trust Earnings.

(1) All interest or other earnings on Cash held in the Trust, including interest or earnings on Cash allocated by the Trustee to any reserve accounts, will be allocated to the Trust Beneficiaries on an annual basis as of the end of the Trust’s tax year, and each Trust Beneficiary shall be responsible to report and pay the taxes due on its share of such income or earnings, whether or not amounts are actually distributed by the Trustee or the Disbursing Agent to the Trust Beneficiaries to pay such taxes. No interest or earnings on Cash held in the Trust shall be allocated to Persons who, as of the end of the Trust’s tax year, are Holders of Disputed Claims.

(2) All gains on the sale or other disposition of any Trust Property shall be allocated by the Trustee to all of the Holders of Class 4 Claims who ultimately hold Allowed Class 4 Claims. Therefore, any Distribution consisting of proceeds of any such gains shall be allocated between the Trust Beneficiaries and the Reserve for Disputed Claims in accordance with section 3.b(7)(b).

c. Tax Returns.

The Trustee shall file tax returns for the Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) or (b), as appropriate. The Trustee shall also file tax returns for the Reserve for Disputed Claims to the extent required pursuant to Internal Revenue Code § 641.

d. Valuation of Trust Property.

On or before a date which is thirty (30) days after the Effective Date, the Trustee will determine the fair market value of the assets that were considered to have been transferred by the Debtors to the Trust Beneficiaries for United States federal income tax purposes as described in Plan section 7.13, and within twenty (20) days thereafter, the Trustee shall send a written report containing such determinations to the Trust Beneficiaries. Such assets shall be valued consistent with such determinations by the Trustee by all parties including, but not limited to, the Trustee and the Trust Beneficiaries (or all applicable successors or permitted transferees) for all federal income tax purposes.

9. MISCELLANEOUS.

a. Court Jurisdiction.

The Court shall have exclusive jurisdiction of all matters arising out of, or related to this Trust Agreement, the Trust, the Trustee in such capacity, and the Oversight Committee, including, without limitation, any dispute or controversy with respect to the performance or interpretation of this Trust Agreement and any Distributions to be made hereunder to the fullest extent set forth in the Plan. To the extent the Court does not have jurisdiction with respect to any such matter, the federal and state courts presiding in Los Angeles County, California shall have exclusive jurisdiction over any such matters, and the parties hereto consent to the jurisdiction of such courts.

In the event of any dispute between the Trustee and the Oversight Committee with respect to any matter under this Trust Agreement, including, without limitation, any decision by the Trustee or the Oversight Committee to take or not take any action for which either has authority hereunder, any party may seek review by the Court on notice and opportunity for hearing to the Trustee, the Oversight Committee and the Trust Notice Parties, provided that nothing in this Trust Agreement prevents the Court from abstaining from exercising its jurisdiction hereunder.

b. Final Distribution Date and Termination.

In accordance with Plan section 7.14, the Trust shall remain and continue in full force and effect until the earlier of: (a) all of the Trust Property has been liquidated, all Trust Expenses and obligations incurred in administering the Trust have been fully paid and discharged, all remaining income and proceeds of the Trust Property have been distributed to the Trust Beneficiaries in compliance with the Plan, the Confirmation Order, and this Trust Agreement, and the Cases have been closed in accordance with Plan section 6.12, and (b) the expiration of five (5) years from the Effective Date, provided, that the Trustee may request the Court to extend the permitted life of the Trust for such additional period as is reasonably necessary to conclude the liquidation and distributions, not to exceed a total of ten (10) years from the Effective Date, which request shall be Filed so the Court may consider the request within six (6) months prior to the expiration of the initial five-year term, and provided further, that the Trustee will make continuing efforts to liquidate the Trust Property, make timely Distributions, and not unduly delay the termination of the Trust and this Trust Agreement.

c. Successors and Assigns.

This Trust Agreement shall be binding upon, and shall inure to the benefit of, the Trust Beneficiaries, each of the parties hereto and their respective successors and permitted assigns.

d. No Third Party Beneficiaries.

This Trust Agreement is entered into for the sole and exclusive benefit of the Oversight Committee, the Trustee, Kerry K. Morgan on behalf of the initial Trustee, the Disbursing Agent, if any, the Trust Beneficiaries, and their permitted successors, designees and assigns, and no other person shall have any rights hereunder.

e. Modification.

This Trust Agreement shall not be amended or modified in any respect and at any time except by a writing signed by the Trustee with the consent of the Oversight Committee, or by Order of Court, provided, however, that, if such modification materially adversely affects any Trust Beneficiaries, such modification shall be approved by the Court following a hearing on notice and opportunity for hearing to the Trust Beneficiaries who may be adversely affected by the proposed amendment or modification and to the Trust Notice Parties. No amendment or modification shall be made to this Trust Agreement that would be inconsistent with the terms of the Plan or the Confirmation Order, or with the requirements of a “liquidating trust” as set forth by the Internal Revenue Service in Revenue Procedure 94-45, 1994-2 C.B. 684, or any additions or amendments thereto.

f. Other Documents and Actions.

Each of the Oversight Committee, the Trustee, and the Disbursing Agent, if any, will execute such documents and take such action as is necessary to effectuate and implement the transactions provided for herein and in the Plan.

g. Principal Office of the Trust.

The initial principal office of the Trust shall be:

The CFC Trust

805 Broadway, Suite 205

Vancouver, WA 98660

The Trustee may relocate the principal office of the Trust from time to time to another location within the continental United States selected by Trustee after written notice to the Oversight Committee at least 30 days in advance of any relocation of Trustee’s offices. The Trustee shall File with the Court and serve on the Trust Notice Parties written notice of any such relocation of the principal office of the Trust.

h. Address for Notices.

All notices, requests, and demands hereunder to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered, or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the TRUST or the TRUSTEE:	Care of the principal office of the Trust
as set forth in the preceding section
Telephone: (360) 448-4000
Facsimile: (360) 448-4344

with a copy to:	Latham & Watkins
633 West Fifth Street
Los Angeles, California 90067

Attention: Michael S. Lurey
and Gregory O. Lunt
Telephone: (213) 485-1234
Facsimile: (213) 891-8763

If to the OVERSIGHT COMMITTEE
MEMBERS:
Central States Southeast & Southwest Areas Health, Welfare & Pension Fund
Robert Coco
9377 West Higgins Road
Rosemont, IL 60018
Tel: (847) 518-9800, Ext. 3322
Fax: (847) 518-9797
Email: rcoco@centralstatesfunds.org

Chicago Truck Drivers, Helpers & Warehouse Workers Union Pension Fund
Thomas J. Angell
Jacobs, Burns, Orlove, Stanton & Hernandez
122 So. Michigan Avenue, Suite 1720
Chicago, IL 60603-6145
Tel: (312) 272-372-1646
Fax: (312) 580-7175
Email: tangell@jbosh.com

CNA Surety Corporation
Elissa D. Miller, Esq.
SulmeyerKupetz A Professional Corporation
333 South Hope Street, 35th Floor
Los Angeles, CA 90071
Tel: (213) 626-2311
Fax: (213) 629-4520
Email: emiller@sulmeyerlaw.com

International Brotherhood of Teamsters
Fred Perillo, Esq.
Previant, Goldberg, Uelmen, Gratz, Miller & Brueggeman, SPC
1555 North River Center Drive, #202, P.O. Box 12993
Milwaukee, WI 53212
Tel: (414) 223-0434
Fax: (414) 271-6308
Email: fp@previant.com

N. Y. States Teamsters Conference Pension & Retirement Fund and New York States Teamsters Council Health and Hospital Fund
Vince DeBella
Paravati, Karl, Green & DeBella
12 Steuben Park
Utica, NY 13501-2992
Tel: (315) 735-6481
Fax: (315) 735-6406
Email: PKGD6481@verizon.net

with a copy to:	Stutman, Treister & Glatt Professional Corporation
1901 Avenue of the Stars
12th Floor
Los Angeles, CA 90067

Attn: Gary E. Klausner
and Richard M. Neiter
Telephone: (310) 228-5600
Facsimile: (310) 228-5788

If to the DISBURSING AGENT:	Address to be provided if a Disbursing Agent is employed pursuant to the terms of this Trust Agreement
If to the TRUST BENEFICIARIES:	Addresses set forth in the records maintained by the Trust

Any party hereto may change his, her or its address from time to time by serving a notice of such change on the parties hereto and the Trust Notice Parties and, so long as any of the Cases remain open, Filing a copy of such notice with the Court.

i. Severability.

In the event any clause, provision, or provisions hereof prove to be or are judged to be invalid for any reason, such invalid or void clause, provision or provisions shall not affect the whole of this Trust Agreement, but the balance of the provisions hereof shall remain operative and shall be carried into effect insofar as legally possible.

j. Waiver.

No waiver of any of the terms or provisions of this Trust Agreement shall be effective unless in writing and signed by the party against which such waiver is to be enforced. No specific waiver shall be construed as a general waiver or as a waiver or any provision or right not expressly set forth in such waiver.

k. Conflict with the Plan or Confirmation Order.

In the event of any conflict between the terms of this Trust Agreement and the Plan or Confirmation Order, the provisions of the Plan and Confirmation Order shall prevail and govern.

l. Entire Agreement.

This Trust Agreement (together with the Plan and the Confirmation Order) shall constitute the entire understanding of the parties as to the subject matter hereof and shall supersede all prior oral and written agreements and understandings among the parties with respect to such subject matter.

m. Execution and Counterparts.

This Trust Agreement may be executed by hand or facsimile, and in one or more counterparts, each of which counterparts shall be deemed to be an original copy of the Trust Agreement and all of which, when taken together, shall constitute a single agreement.

n. Governing Law.

This Trust Agreement shall be construed in accordance with and governed by the internal laws of the State of California, without regard to the conflict of laws rules thereof.

IN WITNESS WHEREOF, The undersigned have caused this instrument to be executed as of the day and year first above written to evidence their consent and agreement with the terms and provisions of this Trust Agreement.

Consolidated Freightways Corporation of Delaware:

By:	/s/ Kerry K. Morgan
Name:	Kerry K. Morgan
Title:	Vice President

Consolidated Freightways Corporation

By:	/s/ Kerry K. Morgan
Name:	Kerry K. Morgan
Title:	Vice President

Redwood Systems, Inc:

By:	/s/ Kerry K. Morgan
Name:	Kerry K. Morgan
Title:	Vice President

CF Airfreight Corporation:

By:	/s/ Kerry K. Morgan
Name:	Kerry K. Morgan
Title:	Vice President

Leland James Service Corporation:

By:	/s/ Kerry K. Morgan
Name:	Kerry K. Morgan
Title:	Vice President

Trustee:
K. Morgan Enterprises, Inc.

By:	/s/ Kerry K. Morgan
Name:	Kerry K. Morgan

Kerry K. Morgan

/s/ Kerry K. Morgan
Kerry K. Morgan, an individual

Official Committee of Creditors Holding Unsecured Claims:

By:	/s/ Robert Coco
Name:	Robert Coco
Title:	Co-Chair

By:	/s/ Donna J. Parisi
Name:	Donna J. Parisi
Title:	Co-Chair

OVERSIGHT COMMITTEE:

By:	/s/ Robert Coco
Name:	Robert Coco
Title:	Chair

TERM SHEET FOR TRUSTEE SERVICES

CONSOLIDATED FREIGHTWAYS CORPORATION LIQUIDATING TRUSTEE

“Committee”:	The oversight committee or similar committee designated in the Plan with responsibility to oversee or supervise the activities of the Trust and the Trustee

“Debtor”:	Consolidated Freightways Corporation, a debtor in possession under a Chapter 11 case in the United States Bankruptcy Court for the Central District of California, Riverside Division, Case No.: RS-02-24284-MG
“Effective Date”:	The date the Plan is effective and the Trust is established pursuant to the terms of the Plan

“First Renewal Term”:	The 3 calendar month period immediately following the expiration of the Initial Term

“Initial Term”:	The period beginning on the Effective Date and continuing until the last day of the twelfth calendar month beginning on or after the Effective Date

“Hourly Term”:	The period described in Section 3 following expiration or other termination of the Scheduled Terms during which Trustee is performing services for the Trust on an hourly basis as described in that section

“Liquidating Trust Agreement”	The Liquidating Trust Agreement approved by the Court to create the liquidating trust under the Plan

“Member”:	Kerry Morgan, the sole member and manager of Trustee

“Plan”:	Debtor’s Plan of Liquidation as confirmed by the Bankruptcy Court

“Renewal Terms”:	The First, Second, and Third Renewal Terms

“Scheduled Terms”:	The Initial Term and all or any portion of the Renewal Terms during which this Agreement is in effect

“Second Renewal Term”:	The 3 calendar month period immediately following the expiration of the First Renewal Term

“Term”:	The aggregate of Initial Term, the Renewal Terms, and the Hourly Term, to the extent this Agreement is in effect during such Terms

EXHIBIT “A”

“Third Renewal Term”:	The 3 calendar month period immediately following the expiration of the Second Renewal Term

“Trust”:	The Liquidating Trust established pursuant to the Plan

“Trust Agreement”:	The Liquidating Trust Agreement for the Trust

“Trustee”:	K. Morgan Enterprises, Inc., an Oregon corporation of which Kerry Morgan is the principal shareholder, the person to be proposed by Debtor in the Plan as Trustee of the Trust

1. Term; Extension of Term.

1.1 Service as Trustee During the Term. Trustee will serve as trustee of the Trust during the Term unless such services are terminated in accordance with this Term Sheet. Kerry Morgan will personally perform the duties of Trustee hereunder and shall be responsible for the performance of such duties. Trustee may voluntarily resign as trustee at any time during the Scheduled Terms by giving Committee three months prior written notice.

1.2 Extension of Term. The Committee may, by written notice to Trustee (an “Extension Notice”) not later than the date specified in this Section, elect to extend the Initial Term into one or more (but not more than three) Renewal Terms and/or an Hourly Term. An Extension Notice to extend the Initial Term into the First Renewal Term must be given not later than the last day of the tenth calendar month of the Initial Term. An Extension Notice to extend the Term into a Second Renewal Term or a Third Renewal Term must be given to Trustee not later than the end of the second calendar month of the First Renewal Term or the Second Renewal Term, as applicable. If no Extension Notice is given by the date specified in this Section during the Initial Term, unless the Committee exercises its option under Section 3 hereof to retain Trustee under an Hourly Term, the Term will automatically terminate as of the last day of the Initial Term. If a Renewal Term is commenced by reason of an Extension Notice pursuant to this Section, and if no additional Extension Notice is given by the date specified in this Section during such Renewal Term, unless the Committee exercises its option under Section 3 hereof to retain Trustee under an Hourly Term, the Term will automatically terminate as of the last day of the commenced Renewal Term. The Committee may elect not to extend the Term with or without cause.

1.3 Duties. Trustee will fully and competently and in a timely manner oversee and administer the assets of the Trust for the benefit of the Trust beneficiaries. Trustee will have the powers and duties set forth in the Plan and the Liquidating Trust Agreement.

2. Compensation During Scheduled Terms.

2.1 General. Subject to the Retention Bonus provisions of Section 5, during the Scheduled Terms Trustee will be paid as trustee fees monthly installments in advance of $27,083.34. Such payments will be due within the first five days of each calendar month in the Scheduled Terms.

2.2 Effect of Non-Extension of Term. In the event the Committee elects not to extend the Term beyond the Initial Term or beyond any commenced Renewal Term, Trustee will receive compensation as described in Section 2.1 through the end of the Initial Term or commenced Renewal Term, as the case may be.

2.3 Effect of Resignation or Termination for Cause. In the event Trustee voluntarily resigns as trustee of the Trust or is terminated for Cause pursuant to Section 6 prior to the expiration of the Scheduled Terms, Trustee will be paid its compensation as described in Sections 2.1 and 5 through the effective date of resignation or termination and will not be entitled to receive such compensation for the remaining portion of the Scheduled Term in which the resignation occurs.

2.4 Effect of Death or Disability of Member. In the event of the death or disability of Member, this Agreement will terminate and Trustee may be replaced by a successor Trustee as provided in the Plan or the Liquidating Trust Agreement. For purposes of this Agreement, disability of Member means his inability to perform, on behalf of Trustee, the duties of Trustee with or without reasonable accommodation due to a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be reasonably expected to last for a continuous period of at least six months. In the event of such a termination during any Schedule Term, Trustee will be paid its compensation as described in Section 2.1 through the effective date of such termination.

3. Hourly Term. Upon expiration of the Initial Term or any Renewal Term the Committee will have the option, in its discretion, to retain Trustee during an Hourly Term under the terms of this Section in the event the Committee determines that the remaining services to be performed by Trustee are not sufficient to justify a full time position.

3.1 Hourly Term Notice. The Committee may give Trustee a written notice (an “Hourly Term Notice”) not later than the last day of the tenth calendar month (with respect to the Initial Term) or the last day of the second calendar month (with respect to any Renewal Term) that an Hourly Term will commence immediately following the expiration of the current Scheduled Term.

3.2 Extent of Hourly Term. The Hourly Term will commence as provided in Section 3.1 and will continue for 3 calendar months and then on a month to month basis subject to termination by either the Committee or Trustee by giving one calendar month’s prior written notice of termination.

3.3 Services During Hourly Term. During the Hourly Term, Member may undertake other employment or business activities so long as Trustee determines that the duties as Trustee will not interfere with any other employment or business activities undertaken by Member during the Hourly Term. Unless agreed to by Trustee in advance on a month by month basis, Trustee will not be required to provide services in excess of 25 hours per calendar month during the Hourly Term.

3.4 Compensation During the Hourly Term. During the Hourly Term Trustee will be paid $200 per hour of services performed for the Trust. Payment will be payable not later than the fifth business day following delivery by Trustee of the schedule of services described in Section 3.5.

3.5 Records. During the Hourly Term, Trustee will maintain detailed records showing the dates he provides services as trustee, the nature of the services provided, and the amount of time spent (rounded to the nearest quarter hours). Trustee will provide the Committee a schedule of services performed for each calendar month not later than the fifth business day of the following calendar month.

4. Consulting Arrangement. At any time after expiration or termination of the Scheduled Terms or Hourly Term, the Trust or any successor trustee of the Trust may engage Trustee or Member on any hourly basis as a consultant to the Trust or such successor trustee on such terms as are mutually agreed upon in writing in advance by the successor trustee and Trustee or Member.

5. Retention Bonuses.

5.1 Amount and Timing of Retention Bonuses. In addition to the compensation described in Section 2.1, Trustee will be paid Retention Bonuses with respect to services during the Scheduled Terms in the following amounts and at the following times:

(a) At the expiration of the Initial Term, provided Trustee has continued to serve as Trustee through the end of the Initial Term, Trustee will be paid a Retention Bonus of (i) $35,000 if the Committee has elected pursuant to Section 1.2 to extend the Term into a First Renewal Term, or (ii) $50,000 if the Committee has not elected a First Renewal Term;

(b) In the event that during the Initial Term Trustee is terminated by reason of the death or disability of Member pursuant to Section 2.4 or Trustee is terminated without Cause, Trustee will be paid a Retention Bonus of $50,000 (or $62,500 in the event of a termination without Cause after the Committee has elected pursuant to Section 1.2 to extend the Term into a First Renewal Term) as of the date of such termination;

(c) At the expiration of the First Renewal Term, provided Trustee has continued to serve as Trustee through the end of the First Renewal Term, Trustee will be paid an additional Retention Bonus of (i) $12,500 if the Committee has elected pursuant to Section 1.2 to extend the Term into a Second Renewal Term, or (ii) $27,500 if the Committee has not elected a Second Renewal Term;

(d) In the event that during the First Renewal Term Trustee is terminated by reason of the death or disability of Member pursuant to Section 2.4 or Trustee is terminated without Cause, Trustee will be paid an additional Retention Bonus of $27,500 (or $40,000 in the event of a termination without Cause after the Committee has elected pursuant to Section 1.2 to extend the Term into a Second Renewal Term) as of the date of such termination;

(e) At the expiration of the Second Renewal Term, provided Trustee has continued to serve as trustee through the end of the Second Renewal Term, Trustee will be paid an additional Retention Bonus of (i) $12,500 if the Committee has elected pursuant to Section 1.2 to extend the Term into a Third Renewal Term, or (ii) $27,500 if the Committee has not elected a Third Renewal Term;

(f) In the event that during the Second Renewal Term Trustee is terminated by reason of the death or disability of Member pursuant to Section 2.4 or Trustee is terminated without Cause, Trustee will be paid an additional Retention Bonus of $27,500 (or $40,000 in the event of a termination without Cause after the Committee has elected pursuant to Section 1.2 to extend the Term into a Third Renewal Term) as of the date of such termination;

(g) At the expiration of the Third Renewal Term, or in the event that during the Third Renewal Term Trustee is terminated by reason of the death or disability of Member pursuant to Section 2.4 or Trustee is terminated without Cause, Trustee will be paid an additional Retention Bonus of $27,500 as of the date of such expiration or termination.

5.2 Effect of Resignation or Termination for Cause. In the event Trustee voluntarily resigns as trustee of the Trust, in accordance with the terms of the Plan or the Liquidating Trust Agreement, or is terminated for Cause pursuant to Section 6 prior to expiration of the Scheduled Terms, all amounts of Retention Bonuses that have not yet become payable pursuant to Section 5.1 will be forfeited and Trustee will have no further claim for such amounts. Such resignation or termination for Cause will not affect Trustee’s entitlement to receive or retain previously paid Retention Bonuses.

6. Termination for Cause.

6.1 Cause. For purposes of this Term Sheet, Cause means:

(a) Conviction of Trustee or Member of a felony involving dishonesty, fraud, theft, or embezzlement;

(b) A material act of dishonesty, fraud, theft, or embezzlement by Trustee or Member involving the Trust that is established to the satisfaction of the Committee or the Court;

(c) Willful and continued failure by Trustee to substantially perform its duties as provided in the Trust Agreement after written demand for substantial performance is delivered to Trustee on behalf of the Committee, which demand identifies with reasonable specificity the manner in which Trustee has not substantially performed its duties, and Trustee has failed to cure such failure (if cure is possible) within 10 business days after delivery of such demand;

(d) Gross negligence or willful misconduct in the performance by Trustee of its duties under the Trust Agreement after written notice is delivered to Trustee on behalf of the Committee that identifies with reasonable specificity the manner in which Trustee has been grossly negligent or reckless, and Trustee has failed to cure such gross negligence or recklessness (if cure is possible) within 10 business days after delivery of such notice.

Notwithstanding the foregoing, Trustee will not be deemed to have been terminated for Cause as defined in Sections 6.1 (b), (c) and (d) unless and until there have been delivered to Trustee a copy of a resolution duly adopted by the Committee at a meeting of the Committee called and held for that purpose finding that, in the good faith opinion of the Committee, Trustee was guilty of conduct constituting Cause as defined above and specifying the particulars of such finding in detail, and such finding shall have been approved by the Court following notice and hearing. Trustee must have been given reasonable notice of such meeting and Trustee, together with its counsel, must have been given an opportunity to be heard by the Committee at the meeting.

6.2 Termination for Cause. Upon a determination by the Committee that there is Cause to terminate Trustee, and approval by the Court if such approval is required under Section 6.1, Committee may, terminate Trustee.

6.3 Effect of Termination for Cause. Upon termination of Trustee for Cause, Trustee will be entitled to receive all compensation accrued pursuant to Sections 2.1, 3.4, and 5.1 through the date of termination. Trustee will not be obligated to repay any previously received Retention Bonus payments.

7. Status of Trustee. Trustee will be treated as an independent contractor for the Trust.

8. Policies and Procedures. Trustee and Member and any employees of Trustee will be bound by the policies and procedures set forth in the currently-effective Consolidated Freightways Employee Guidebook to the extent such policies and procedures are incorporated pursuant to the Plan or the Liquidating Trust Agreement.

9. Confidentiality. In the performance of services for the Trust, Trustee and Member will have access to proprietary or private information of Debtor and its assets and operations. At all times during and after expiration of the Term, Trustee agrees that it and Member will keep such information confidential and will not disclose any such information to third parties without the prior written consent of the Committee or the Court. Trustee and Member agree to comply with and be bound by the confidentiality policies set forth in the Consolidated Freightways Employee Handbook issues July 1, 2003.

10. Indemnification and Exculpation.

10.1 Limitation of Liability. Subject to the limitations set forth in Section 10.3, neither Trustee, acting in its capacity as trustee of the Trust, nor Member, acting on behalf of Trustee, will have any personal liability to the Trust or its beneficiaries in connection with the affairs of the Trust, and Trustee will not have any personal liability to the Trust or its beneficiaries for the acts or omissions of Member (in his capacity as manager of Trustee) or any employee or agent of the Trust or of Trustee.

10.2 Indemnification. Subject to the limitations set forth in Section 10.3, Trustee and Member will be indemnified and held harmless by the Trust against any losses, claims, damages, liabilities, or expenses (including, without limitation, attorneys’ fees, disbursements, and related expenses) to which Trustee or Member may become subject in connection with any action, suit, proceeding, or investigation brought or threatened against Trustee in its capacity as trustee of the Trust and Member in connection with any matter arising out of or in connection with the Plan or the Trust (a “Covered Matter”). In the event Trustee or Member becomes involved in any action, suit, proceeding, or investigation in connection with any Covered Matter, the Trust will periodically advance to or otherwise reimburse Trustee or Member on demand for Trustee’s or Member’s reasonable legal and other expenses (including without limitation, the cost of any investigation and preparation and attorneys’ fees, disbursements, and related expenses) incurred in connection with such Covered Matter; provided however that Trustee and Member will be required to promptly repay to the Trust the amount of any such advanced or reimbursed expenses to the extent it is ultimately determined by a final order of the Court that Trustee or Member was not entitled to indemnification pursuant to the restrictions of Section 10.3. In situations where legal counsel for the Trust determines that there is no conflict of interest, counsel for the Trust may also serve as counsel for Trustee and/or Member with respect to any such Covered Matter.

10.3 Limitations. Neither Trustee nor Member will be relieved of liability pursuant to Section 10.1 and neither will be entitled to indemnification pursuant to Section 10.2 for acts or omissions by Trustee or Member that constitute fraud, willful misconduct, or gross negligence. Neither Trustee nor Member will be relieved of liability pursuant to Section 10.1 with respect to acts or omissions of an employee or agent of the Trust if Trustee or Member has acted with gross negligence or willful misconduct in the selection, retention, or supervision of such employee or agent.

11. Expenses. Trustee will be entitled to reimbursement from the Trust, upon presentation of appropriate documentation, for reasonable out of pocket travel, lodging, (outside of the greater Portland, OR area) communication, and other ordinary and necessary business expenditures actually incurred on behalf of or in connection with the affairs of the Trust. The Committee may establish reasonable procedures for prior approval of specific types of expenses or expenses in excess of a threshold amount as set forth in the Liquidating Trust Agreement.

12. Location of Trustee. Trustee will maintain an office in Vancouver, Washington, or at another location within the continental United States selected by Trustee after written notice to the Committee at least 30 days in advance of any relocation of Trustee’s offices. Trust will provide the Trustee with reasonable office space, equipment and administrative support during Term.